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                                                                 EXHIBIT 23.02


                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Exodus Communications, Inc.:

     We consent to incorporation by reference in the registration statement on Form S-8 dated March 19, 1998, of our report dated February 13, 1998, except as to Note 8 which is as of March 10, 1998, relating to the balance sheets of Exodus Communications, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Registration Statement (No. 333-44469) on Form S-1 of Exodus Communications, Inc.


                                                      KPMG PEAT MARWICK LLP

Mountain View, California
March 19, 1998